PROFESSIONALLY MANAGED PORTFOLIOS

THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of the 13th day of August, 2013, to the Distribution Agreement, dated as of June 15, 2009, as amended January 23, 2012 and March 1, 2013 (the “Agreement”), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the DSM Funds and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the DSM Global Growth & Income Fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Elaine E. Richards	By: /s/ James R. Schoenike

Name: Elaine E. Richards	Name: James R. Schoenike

Title: President	Title: President

DSM – 08/2013	1

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Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series	Date Added
DSM Large Cap Growth Fund
DSM Global Growth Fund
DSM Small-Mid Cap Growth Fund
DSM Global Growth & Income Fund	on or after August 13, 2013

DSM – 08/2013	2